Exhibit 10.55

FOURTH AMENDMENT AGREEMENT

This Fourth Amendment Agreement (this "Amendment") is made and entered into as of October 30, 2019 by and between SoftBank Corp., a company incorporated under the laws of Japan and having its principal place of business at 1-9-1 Higashi-shimbashi, Minato-ku, Tokyo, Japan ("SoftBank") and AeroVironment Inc., a company incorporated under the laws of the State of Delaware and having its principal place of business at 900 Innovators Way, Simi Valley, CA 93065 (formerly 800 Royal Oaks Drive, Suite 210, Monrovia, CA 91016), U.S.A. ("AV"). SoftBank and AV are hereinafter referred to collectively as the "Parties" and individually as a "Party". All Capitalized te1ms not otherwise defined herein shall have the same meaning as assigned to them in the Original Agreement (as such term is defined below).

RECITALS

WHEREAS:

(A)

SoftBank and AV entered into a Joint Venture Agreement dated as of December 1, 2017 under which they agreed to establish a joint venture company named HAPSMobile Inc., and SoftBank and AV subsequently amended such Joint Venture Agreement by the certain Amendment Agreement dated November 29, 2019, the ce11ain Second Amendment Agreement dated February 8, 2019 and the ce11ain Third Amendment Agreement dated June 21, 2019 (such Joint Venture Agreement, Amendment Agreement, Second Amendment Agreement and Third Amendment Agreement being referred to collectively as the "Original Agreement"); and

(B)	SoftBank and AV now desire to amend a portion of the Original Agreement as set forth in this Amendment.

NOW THEREFORE, the Parties hereby agree to amend and supplement the terms of the Original Agreement as follows:

1.	Amendment to Section 4illfil.

Section 4.4(a)(i) of the Original Agreement is deleted in its entirety and replaced as follows:

(i)Composition of the Board of Directors. The board of directors of the Company (the "Board") shall consist of eight (8) Directors, of which six (6) shall be nominated by SoftBank (collectively, the "SoftBank Directors") and two (2) shall be nominated by AV (the "AV Directors").  Each Shareholder agrees that, if at any time it is then entitled to vote for the election, removal or re election of directors to the Board, it shall vote all of its Shares that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary actions (including causing the Company to call a special meeting of the Shareholders) in order to ensure that the composition of the Board is as set forth in this Section 4.4(a)(i) (i.e. that the Board shall consist of six (6) SoftBank nominated Directors and two (2) AV nominated Directors).

2.	Effective Date.

Notwithstanding the signing date, this Amendment shall be in full effect from October 30, 2019.

3.	Other.

3.1SoftBank and AV each agrees to cause the Company to, and to vote its respective shares in order to, fully implement this Amendment, including without limitation any necessary amendment to the articles of incorporation of the Company.

3.2Except as expressly modified by this Amendment, the Original Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment by their respective duly authorized representatives. This Amendment may be executed in counterparts, including by facsimile or any other electronic transmission.

SoftBank Corp.		AeroVironment, Inc.

By:		By:
/s/ Junichi Miyakawa		/s/ Wahid Nawabi
Print Name:	Junichi Miyakawa	Print Name:	Wahid Nawabi
Title:	Representative Director & CTO	Title:	President and CEO
Date:	October 30,2019	Date:	October 30,2019